Exhibit 10.3
LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT, dated as of March 16th, 2012, (this “Agreement”), by and among GMS Capital Corp., a corporation incorporated under the laws of Florida (“GMS”), Nacara Montréal Inc. (the “Shareholder”) and Rolland Sauvé Pellerin, Lawyers Inc. (the “Escrow Agent”);

WHEREAS, the shares of 8012415 Canada Inc. (the “Company”) are hundred (100%) percent owned by the Shareholder;

WHEREAS, GMS and the Shareholder have executed this day a Stock Purchase Agreement by which the Shareholder sold to GMS one hundred (100) Class “A” shares of the Company at no par value (the “Class A Stock”), representing one hundred percent (100%) of the issued and outstanding shares of Class “A” stock of the Company and granted GMS the right to acquire the ten million (10,000,000) Class “D” at no par value (the “Class D Stock”), representing 100% of the issued and outstanding shares of Class “D” Stock of the Company, owned by the Shareholder (the “Option”);

WHEREAS, upon exercise of the Option by GMS, the purchase price for the Class D Stock will be seven hundred thirty-three  thousand five hundred forty-nine  (729,929) restricted shares of GMS’s common stock without giving effect to the Forward Split as defined below (the “Shares”);

WHEREAS, GMS intends to effectuate a 12 to 1 forward stock split in the next ninety (90) days (the “Forward Split”); and

WHEREAS, parties to the Stock Purchase Agreement have agreed that in the event that the Option is exercised by GMS, the Shares would be subject to the lock up provisions as specified in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and intending to be legally bound hereby, the Shareholder hereby agrees as follows:

1. Transfer of Shares.  The Shareholder shall not, directly or indirectly, (i) sell, pledge or otherwise dispose of or encumber any or all of its Shares, (ii) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grand any proxy with respect thereto or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect purchase or sale, assignment, transfer or other disposition of any Shares (any of the actions in clauses (i), (iii) or (iii) above, hereinafter being referred to as a “Transfer”).  Notwithstanding the foregoing, the Shareholder may Transfer any or all Shares to an affiliate; provided that such affiliate agrees with GMS to be bound by this Agreement and provided that the transferring Shareholder shall have guaranteed the due performance by such affiliate of its obligations under this Agreement to GMS.

2. Escrow. All Shares shall remain in escrow with the Escrow Agent for a period of three (3) years or up until an event that permits their sale and transfer, as provided under Section 3;

3. End of escrow. The Shares in escrow shall be remitted to the Shareholder on occurrence of the following events: (i) fifty percent (50%) of the Shares in escrow shall be remitted to the Shareholder following a period of three (3) months when the average market price of the traded shares of GMS is at least Three U.S. Dollars Fifty Cents ($3.50USD) upon giving effect to the Forward Split, (ii) one hundred percent (100%) of the Shares in escrow shall be remitted to the Shareholder following a period of three (3) months when the average market price of the traded shares of GMS is at least Five U.S. Dollars ($5.00USD) upon giving effect to the Forward Split, (iii) on termination of this Agreement, one hundred percent (100%) of the Shares in escrow shall be remitted to the Shareholder, or (iv) on the day GMS’s stock gets registered on NASDAQ or any major exchange, one hundred (100%) of the Shares in escrow shall be remitted to the Shareholder.

4. Term.  The obligations of the parties to this Agreement shall start on the day of the exercise by GMS of its option to purchase Class D Stock, and the terminate upon the earlier of (i) the termination of this Agreement by mutual written consent of GMS and the Shareholder, or (ii) all Shares have been remitted to the Shareholder.

5. No Solicitation of Offer.  The Shareholder makes any agreement or understanding herein in any capacity other than its capacity as a Shareholder of GMS.  If a director of the Shareholder is a member of the Board of Directors of GMS (the “Board”), nothing herein shall limit or affect actions taken by such director as a member of the Board as permitted by Law.

6. Representations and Warranties.  The Shareholder represents and warrants to GMS:

(a)              The Shareholder is a corporation duly constituted and validly existing under the laws of the jurisdiction of its incorporation and has all necessary power and capacity to enter into this Agreement and to fulfill all of its obligations under this Agreement.

(b)              The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the performance of the Shareholder’s obligations under this Agreement do not and will not (i) conflict with or violate any provision of any organizational document or by-laws of the Shareholder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder, or (iii) conflict with, violate or result in the breach of or a default under, or require any consent, waiver, approval, authorization from or exemption by or notification to, any party under any contract to which the Shareholder is a party or by which it is bound except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the Shareholder’s compliance with any of its obligations pursuant to this Agreement.

(c)              This Agreement is a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally.

7. Miscellaneous.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, the application of such term or provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction, and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer is not affected in any manner materially adverse to any party.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof for which money compensation would not be an adequate remedy and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec, Canada, and the laws of Canada applicable therein.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided further that GMS may assign its rights and obligations to any directly or indirectly wholly-owned subsidiary of GMS without any such consent.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expenses.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement, to obtain all necessary waivers, consents and approvals and effect all necessary registrations and filings, responses to requests for additional information related to such filings, and submission of information requested by governmental authorities, provided, that GMS shall not be required to take any action.  This Agreement may be signed in any number of counterparts, each of which, when executed and delivered, shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

8. Language. The parties hereto confirm that it is their wish that this Agreement, as well as all other documents relating hereto, including notices, have been and shall be drawn up in the English language only.  Les parties aux présentes confirment leur volonté que ce contrat de même que tous les documents, y compris tout avis, s’y rattachant, soient rédigées en anglais seulement.

(Signatures on following page.)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GMS /s/ Caroline Coulombe

By:	GMS Capital Corp.
Name:	Caroline Coulombe
Its:	Présidente

SHAREHOLDER /s/ Caroline Coulombe
By:	Nacara Montréal Inc.
Name:	Caroline Coulombe
Its:	Presidente

ESCROW AGENT /s/ Claude Pellerin

By:	Rolland Sauvé Pellerin, Lawyers Inc.
Name:	Claude Pellerin
Its:	Attorney at Law